Exhibit 99.1

Union First Market Bankshares Names Robert M. Gorman Chief Financial Officer

Richmond, Va., July 9, 2012 – Union First Market Bankshares Corporation today named Robert M. Gorman, Executive Vice President and Chief Financial Officer effective July 23, 2012.

“I’m pleased to announce that Rob Gorman is joining Union as its next chief financial officer,” said G. William Beale, Chief Executive Officer for Union First Market Bankshares. “Rob is succeeding Tony Peay who was recently named Chief Banking Officer. With nearly 30 years of financial management experience in the banking industry, Rob has demonstrated sound guidance and strong leadership throughout his career. Initially, Rob will be focused on improved financial performance and market share growth as Union moves to become Virginia’s next great bank.”

Gorman, 54, had been at SunTrust Banks, Inc. since 2002 and most recently was Senior Vice President – Director of Corporate Support Services providing executive leadership for the company’s Corporate Real Estate, Supply Chain Management and Insurance Risk Management functions. Prior to this role, Gorman was Senior Vice President – Corporate Strategic Financial Officer from 2004 to 2011 responsible for providing financial management leadership and expertise to SunTrust’s Lines of Business including Retail Banking, Mortgage Banking, Commercial Banking, Commercial Real Estate, Wealth and Investment Banking and Corporate and Investment Banking as well as to the company’s Geographic Banking and Corporate Function business units. In addition, he directed all Corporate Planning and Forecasting activities for SunTrust. Gorman joined SunTrust in 2002 as Senior Vice President – Corporate Functions Strategic Financial Officer.

Prior to working at SunTrust Banks, Inc., Gorman was Senior Vice President – Technology and Operations Group Chief Financial Officer for FleetBoston Financial Corporation from 1997 to 2002. While at Fleet he also served as Vice President – Corporate Financial Planning and Analysis from 1996 to 1997 and Vice President – Consumer Banking Division Chief Financial Officer from 1994 to 1996.

Gorman began his career at Arthur Andersen &Co. before joining the Bank of New England Corporation in 1982. Gorman joined Liberty Mutual Insurance Group in 1991 as Director of Corporate Finance and also served as Director Corporate Treasury from 1993 to 1994.

Gorman received a Bachelor of Science degree in Accounting from Babson College and his MBA from Harvard Business School.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 94 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include:

Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com.

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications